                              SWIFT ENERGY COMPANY
                                     N E W S

                                                           FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott A. Espenshade
Director of Corporate Development
    and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES RECORD YEAR:

     2006 INCOME INCREASES 40% TO $161.6 MILLION, OR $5.38/SHARE;

     2006 PRODUCTION INCREASES 18% TO 70.2 BCFE; AND

     2006 FOURTH QUARTER EARNINGS OF $35.3 MILLION, OR 1.16/SHARE

HOUSTON, February 8, 2007 - Swift Energy Company (NYSE: SFY) announced today record net income for 2006 of $161.6 million, or $5.38 per diluted share, a 40%
increase compared to $115.8 million of net income for 2005, or $3.95 per diluted share. For the fourth quarter of 2006, Swift Energy had net income of $35.3 million, or $1.16 per diluted share, an increase of 2% compared to $34.7 million
(also $1.16 per diluted share) earned in the same quarter in 2005.

Swift Energy achieved record production in 2006, which increased approximately
18% to 70.2 billion cubic feet equivalent ("Bcfe"), with 56.7 Bcfe produced domestically and 13.5 Bcfe produced in New Zealand. This level of production compares to 2005 production of 59.6 Bcfe (43.0 Bcfe domestic and 16.5 Bcfe New
Zealand). Production for the fourth quarter 2006 totaled 18.6 Bcfe, an increase of 27% compared to production in the fourth quarter 2005. Domestic production increased 42% to 15.6 Bcfe compared to the hurricane affected fourth quarter
2005, while New Zealand production of 3.0 Bcfe declined 19% from the same quarter in 2005.

Adjusted cash flow from operations (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to the GAAP measure) for 2006 increased 50% to $432.1 million, or $14.39 per diluted share, compared to $287.7 million, or $9.82 per diluted share, for the full year 2005. Fourth quarter 2006 adjusted cash flow from operations of $116.4 million, or $3.83 per diluted share, increased 38% compared to $84.4 million, or $2.83 per diluted share, for the fourth quarter of 2005. Swift Energy also reported record total revenues of
$615.4 million for the full year 2006, an increase of 45% over 2005 revenue levels. Increased revenues, net income and cash flow in 2006 are primarily the result of our increased levels of production and higher commodity prices.

Terry Swift, CEO of Swift Energy, commented, "We are proud of our employees and their achievements in 2006. Production and reserves growth, along with an exceptional oil and gas pricing environment, enabled the Company to set new financial and operational records in 2006. We expect to increase production 7%
to 10% during 2007 and anticipate proved reserves growth of 4% to 6% during the year. A significant portion of our 2007 investment capital will be focused on expanding our South Louisiana potential in several areas, including increasing the capacity of our Lake Washington facilities in preparation for additional growth from this field in 2008."

Revenues and Expenses

Swift Energy reported record total revenues of $615.4 million for 2006, an increase of 45% over 2005 revenue levels. These annual increases were primarily attributable to increased production and higher commodity prices. Total revenues for the fourth quarter of 2006 increased 30% to $158.6 million from the $122.5 million of revenues generated in the fourth quarter of 2005. Included in other revenues for the fourth quarter of 2006 is $7.7 million, representing the business interruption portion of the hurricane insurance settlement receipt, as previously disclosed.

Lease operating expenses ("LOE"), before severance and ad valorem taxes, for the full year 2006 averaged $0.89 per Mcfe, compared to $0.79 per Mcfe in 2005, and severance and ad valorem taxes increased to $0.93 per Mcfe compared to $0.71 in
2005. LOE also averaged $0.89 per thousand cubic feet equivalent ("Mcfe") in the fourth quarter of 2006, which increased from $0.85 per Mcfe for these expenses in the fourth quarter of 2005. Severance and ad valorem taxes increased to $0.87 per Mcfe from $0.86 per Mcfe in the same comparable fourth quarter periods due to our increased weighting of crude oil production leading to higher severance tax rates in Louisiana.

Depreciation, depletion and amortization ("DD&A") expenses increased for the full year 2006 to $2.41 per Mcfe from $1.80 per Mcfe in 2005. DD&A expenses increased to $2.64 per Mcfe in the fourth quarter of 2006 from $2.09 per Mcfe in the comparable period in 2005, primarily as a result of increased estimates for future development costs, changes in reserve estimates and additional capital expenditures during the year. For the full year 2006, net general and administrative increased to $0.45 per Mcfe from $0.37 per Mcfe in 2005. Net general and administrative decreased to $0.43 per Mcfe during the fourth quarter
2006 from $0.44 per Mcfe in the same period in 2005. This decrease in expenses on a per-unit basis was primarily attributable to production increases, despite additional salaries and benefits associated with our expanded workforce and the additional expensing of certain stock compensation. For the full year 2006, interest expense averaged $0.34 per Mcfe for 2006 compared to $0.42 per Mcfe in
2005. Interest expense decreased to $0.33 per Mcfe in the fourth quarter 2006 compared to $0.41 per Mcfe for the same period in 2005. Swift Energy's fourth quarter provision for income taxes includes a non-recurring increase of $3.2 million, the result of a valuation allowance recorded on a deferred tax asset, related to a capital loss carry forward.

Production & Pricing

Swift Energy's fourth quarter 2006 production was 18.6 Bcfe, an increase of 27%
from the hurricane affected 2005 fourth quarter production of 14.7 Bcfe.
Sequentially, production decreased 1% from the 18.8 Bcfe produced in the third quarter of 2006 (a 3% sequential increase in domestic production, offset by a
16% decrease in New Zealand production). Fourth quarter 2006 production included
15.6 Bcfe of domestic production, a 42% increase, and 3.0 Bcfe produced in New
Zealand, a 19% decrease, in both cases when compared to production in the same period in 2005. Comparative fourth quarter domestic production benefited slightly from the recent acquisitions of 5 fields in South Louisiana and increased despite reductions as a result of production downtime due to an amine unit disruption and previously reported third-party pipeline maintenance in the
Lake Washington Field. New Zealand production decreased as a result of natural declines in natural gas production.

Aggregate realized global average prices increased for the full year 2006 to
$8.57 from $7.11 in 2005. In the fourth quarter of 2006, Swift Energy realized an aggregate global average price of $7.98 per Mcfe, a decrease of 4% from fourth quarter 2005 price levels, which averaged $8.34 per Mcfe. Domestically, the Company realized an increased aggregate average price for the full year 2006 of $9.48 per Mcfe from $8.27 per Mcfe in 2005. Fourth Quarter 2006 domestic aggregate average prices fell to $8.61 per Mcfe, a decrease of 12% compared to the $9.77 per Mcfe received in the fourth quarter of 2005. In New Zealand, the
Company realized an increased aggregate average price for the full year 2006 of
$4.74 from $4.10 per Mcfe in 2005, while fourth quarter 2006 New Zealand aggregate average prices rose to $4.65 per Mcfe, an increase of 15% over the
$4.04 per Mcfe realized in the same period of 2005.

Swift Energy's average full year 2006 domestic crude oil prices increased to
$64.28 per barrel from $53.45 per barrel in 2005. During fourth quarter 2006, domestic crude oil prices decreased slightly to $57.82 per barrel from $58.36 per barrel realized in the same period of 2005. Swift Energy's average full year
2006 domestic natural gas prices decreased to $6.44 per thousand cubic feet
("Mcf") from $7.40 per Mcf in 2005. Meanwhile, domestic natural gas prices averaged $6.20 per Mcf in the fourth quarter of 2006, a decrease of 43% from the
$10.89 per Mcf received during the same period in 2005. Prices for natural gas liquids ("NGL") domestically rose to $38.70 per barrel for the full year 2006 from $34.00 per barrel in 2005, while fourth quarter 2006 NGL prices averaged
$32.82 per barrel, a 14% decrease over fourth quarter 2005 NGL prices of $37.99.

In New Zealand, the sales price of Swift Energy's crude oil increased to $67.06 per barrel for the full year 2006 from $55.57 per barrel in 2005. Fourth quarter
2006 average crude oil prices in New Zealand were $59.02 per barrel, a 2%
increase over prices for the same period in 2005. Also in New Zealand for the full year 2006, the Company received a lower natural gas price of $2.99 per Mcf from $3.09 per Mcf in 2005. Fourth quarter 2006 average natural gas prices received in New Zealand were $3.24 per Mcf under its current contracts, a 6%
increase over the $3.05 per Mcf received in the same 2005 period. Our New
Zealand NGL contracts yielded an average price of $20.22 per barrel for the full year 2006, up from $18.84 per barrel in 2005. Fourth quarter 2006 New Zealand
NGL contracts yielded an average price of $26.17 per barrel compared to $18.65 in 2005. New Zealand natural gas and NGL price contracts are remitted in New
Zealand dollars, which had strengthened during the fourth quarter 2006 against the U.S. dollar, compared to the same period in 2005.

Drilling Activity

In 2006, Swift Energy drilled and completed 45 of 63 wells for a 71% success rate. Domestically, Swift Energy completed 42 of 49 development wells (86%
success rate) and was unsuccessful on 5 shallow exploration wells in the AWP
Olmos area. In New Zealand, the Company completed 3 of 4 development wells and was unsuccessful on 5 exploration wells in 2006. For the fourth quarter 2006,
Swift Energy completed 10 of 15 wells. Of these wells, 13 were drilled domestically, of which 3 of the 4 development wells drilled in the Lake
Washington area were completed and 2 of the 4 development wells drilled in the
Bay de Chene area were completed. Both properties are located in Swift Energy's
South Louisiana region. Additionally, 3 development wells were completed in the
AWP Olmos area in the South Texas region, and in the South Bearhead Creek area located in our Toledo Bend region, 2 development wells were also completed. In
New Zealand, the Company was unsuccessful on 2 exploration wells in the fourth quarter 2006.

Operations Update

Swift Energy's Lake Washington average production rate for the fourth quarter of
2006 was 18,400 net barrels of oil equivalent per day ("Boe/d"), a 30% increase over production in the same period in 2005. This production increase was primarily attributable to the addition of production from the ongoing development at the Newport discovery. In 2006, the Company drilled 4 operated wells in the Newport area, all of which were completed. There were also three non-operated wells drilled at the Newport area, two of which were completed. The
Bondi discovery well, located approximately five miles to the northwest of the field's facility infrastructure, is expected to be on production in the first quarter of 2007.

Swift Energy has initiated plans to expand the productive capacity of its Lake
Washington facilities by approximately 10,000 Boe/d. This expansion project is expected to be fully commissioned in the first half of 2008 and cost approximately $50 million. Additionally, Swift Energy has recently been experiencing production downtime with its CM3 platform amine unit in the Lake
Washington Field throughout the first month of 2007 and also experienced a minor temporary interruption in barged crude oil sales due to navigational delays. The amine unit has now been repaired and production is back to normal levels at the
CM3 platform. Production guidance has been adjusted to reflect these issues.

Swift Energy has 5 barge drilling rigs and 1 land rig currently operating in its fields. Three barge rigs are operating in the Lake Washington area and 2 barge rigs are operating at Bay de Chene. One land rig is currently working in the
South Bearhead Creek area.

Price Risk Management

Swift Energy has continued to enter into price risk management transactions and reports the following current positions. The Company has purchased floors that cover approximately 20% to 25% of its currently expected first quarter domestic natural gas production at an average NYMEX strike price of $6.88 per MMBtu.
Additionally, natural gas floors have been purchased covering approximately 22%
to 27% of the estimated second quarter domestic natural gas production. These second quarter floors have an average NYMEX strike price of $6.43 per MMBtu. On an ongoing basis, details of Swift Energy's complete price risk management activities can be found on the Company's website (www.swiftenergy.com).

2007 Company Guidance

Swift Energy currently plans to spend $350 million to $400 million in total capital expenditures in 2007, net of minor non-core dispositions and excluding any property acquisitions. Approximately 90% of the budget is targeted for domestic activities, primarily in its South Louisiana region, with about 10%
planned for activities in its New Zealand region. For 2007, Swift Energy is targeting total production to increase 7% to 10% and proved reserves to increase
4% to 6% over respective 2006 levels.

Earnings Conference Call

Swift Energy will conduct a live conference call today, February 8, at 9:00 a.m.
CST to discuss full year 2006 and fourth quarter 2006 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on February 8 until February 15, by dialing 973-341-3080 and using pin
#8248595. Additionally, the conference call will be available over the Internet by accessing the Company's website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the
Company's website.

2007 Analyst/Investor Meeting

Swift Energy will host a meeting with financial analysts, portfolio managers and investors on March 14, 2007 in the Houston, Texas area. At this meeting, Swift
Energy's management will provide an annual briefing that will include an update on certain 2006 results as well as covering operational and financial plans and guidance for full year 2007. An audio webcast accompanied with the slides of the presentation will be available on the Company's website www.swiftenergy.com by clicking on the event hyperlink commencing on March 14, 2007.

The meeting begins at 8:00 a.m. CDT on Thursday, March 14, 2007 and is being held at the Marriott Woodlands Waterway Hotel and Convention Center on Lake
Robbins Drive in The Woodlands, Texas. Anyone interested in attending this meeting should contact the Company's Investor Relation Department at
1-800-777-2412.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and
Texas and oil and natural gas reserves in New Zealand. Over the Company's
27-year history, Swift Energy has delivered long-term growth of its proved oil and gas reserves and production, with per share compounded growth rates of 18%
and 30%, respectively. This has been accomplished with a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the availability of labor, services, supplies and facility capacity, results of exploratory and development drilling, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.
Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

                              SWIFT ENERGY COMPANY
                          SUMMARY FINANCIAL INFORMATION
                                   (Unaudited) (In Thousands Except Per Share
                and Price Amounts)

                                        Three Months Ended                                Twelve Months Ended
                                           December 31,                                       December 31,
                                      2006              2005        Percent              2006              2005       Percent
                                      ----              ----        Change               ----              ----       Change
                                                                    ------                                            ------
Revenues:
Oil & Gas Sales                 $    148,236      $    122,315         21%          $    601,551      $    423,766      42%
Other                           $     10,400      $        137         NM           $     13,890      $       (540)     NM
                                ------------      ------------                      ------------      ------------
Total Revenue                   $    158,636      $    122,452         30%          $    615,441      $    423,226      45%

Net Income                      $     35,271      $      34,701         2%          $    161,565      $    115,778      40%
Basic EPS                       $       1.19      $        1.20        (1%)         $       5.52      $       4.06      36%

Diluted EPS                     $       1.16      $        1.16        (1%)         $       5.38      $       3.95      36%

Net Cash Provided By
     Operating Activities       $    114,238      $      64,874        76%          $    424,921      $    285,333      49%

Net Cash Provided By
     Operating Activities, Per
     Diluted Share              $       3.76      $        2.18        73%          $      14.16      $       9.74      45%

Cash Flow Before Working
  Capital Changes(1)
  (non-GAAP measure)            $    116,394      $      84,397        38%          $    432,054      $    287,741      50%
  Cash Flow Before Working
     Capital Changes, Per
     Diluted Share              $       3.83      $        2.83        35%          $      14.39      $       9.82      47%

Weighted Average
     Shares Outstanding               29,578             28,815         3%                29,265            28,496       3%

EBITDA(1) (non-GAAP measure)    $    117,770      $      90,869        30%          $    456,198      $    311,552      46%

Production (Bcfe):                      18.6               14.7        27%                  70.2              59.6      18%

     Domestic                           15.6               11.0        42%                  56.7              43.0      32%
     New Zealand                         3.0                3.7       (19%)                 13.5              16.5     (18%)

Realized Price ($/Mcfe)                $7.98              $8.34        (4%)                $8.57             $7.11      20%
     Domestic                          $8.61              $9.77       (12%)                $9.48             $8.27      15%
     New Zealand                       $4.65              $4.04        15%                 $4.74             $4.10      15%

(1)    See reconciliation on page 7. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

                 Reconciliation of GAAP (a) to non-GAAP Measures
                                   (Unaudited)
                                 (In Thousands)

                                                                       Three Months Ended
                                                             Dec. 31, 2006        Dec. 31, 2005
NET INCOME TO EBITDA RECONCILIATIONS:

   Net Income                                                 $      35,271       $       34,701           2%
   Provision for Income taxes                                        26,841               19,300
   Interest Expense, Net                                              6,145                6,048
   Depreciation, Depletion & Amortization & ARO (b)                  49,513               30,820
                                                              -------------       --------------
   EBITDA                                                     $     117,770       $       90,869          30%
                                                              =============       ==============

                                                                           Year Ended
                                                             Dec. 31, 2006        Dec. 31, 2005

   Net Income                                                 $     161,565         $    115,778          40%
   Provision for Income taxes                                       100,721               62,661
   Interest Expense, Net                                             23,582               24,873
   Depreciation, Depletion & Amortization & ARO (b)                 170,330              108,239
                                                              -------------         ------------
   EBITDA                                                     $     456,198         $    311,552          46%
                                                              =============         ============

(a) GAAP--Generally Accepted Accounting Principles (b) Includes accretion of asset retirement obligation

                                                                        Three Months Ended
                                                             Dec. 31, 2006         Dec. 31, 2005
NET CASH FLOW RECONCILIATIONS
Net Cash Provided by Operating Activities                    $      114,238         $     64,874           76%
   Increases and Decreases In:
      Accounts Receivable                                             4,631               21,941
      Accounts Payable and Accrued Liabilities                       (3,501)              (4,333)
      Income Taxes Payable                                             (546)                  88
      Accrued Interest                                                1,572                1,828
                                                              -------------         ------------
Cash Flow Before Working Capital Changes                      $     116,394         $     84,397           38%
                                                              =============         ============

                                                                           Year Ended
                                                              Dec. 31, 2006        Dec. 31, 2005
Net Cash Provided by Operating Activities                     $     424,921         $    285,333           49%
   Increases and Decreases In:
      Accounts Receivable                                            19,179                6,778
      Accounts Payable and Accrued Liabilities                      (10,906)              (5,072)
      Income Taxes Payable                                             (884)                   -
      Accrued Interest                                                 (256)                 701
                                                              -------------         ------------
Cash Flow Before Working Capital Changes                      $     432,054         $    287,741           50%
                                                              =============         ============

                                          Note: Items may not total due to rounding

                              SWIFT ENERGY COMPANY
                        SUMMARY BALANCE SHEET INFORMATION
                                   (Unaudited)
                                 (In Thousands)

                                          As of                            As of
                                    December 31, 2006                December 31, 2005

Assets:
Current Assets:
Cash and Cash Equivalents           $           1,058                $         53,005
Other Current Assets                           91,515                          62,051
Total Current Assets                           92,573                         115,055

Oil and Gas Properties                      2,376,968                       1,819,420
Other Fixed Assets                             28,040                          15,313
Less-Accumulated DD&A                        (921,697)                       (755,699)
                                            1,483,312                       1,079,034
Other Assets                                    9,797                          10,324
                                    $       1,585,682                $      1,204,413
Liabilities:
Current Liabilities                 $         145,975                $         98,421
Long-Term Debt                                381,400                         350,000
Deferred Income Taxes                         224,967                         129,307
Asset Retirement Obligation                    33,695                          19,095
Lease Incentive Obligation                      1,728                             271
Stockholders Equity                           797,917                         607,318
                                    $       1,585,682                $      1,204,413

                              SWIFT ENERGY COMPANY
                      SUMMARY INCOME STATEMENT INFORMATION
                                   (Unaudited)
                      In Thousands Except Per Mcfe Amounts

                                                         Three Months Ended,                      Year Ended,
                                                      Dec. 31, 2006          Per Mcfe      Dec. 31, 2006      Per Mcfe

Revenues:
Oil & Gas Sales                                            $ 148,236           $ 7.98          $ 601,551        $ 8.57
Other Revenue                                                 10,400             0.56             13,890          0.20
                                                           ---------           ------          ---------        ------
                                                             158,636             8.54            615,441          8.77
                                                           ---------           ------          ---------        ------

Costs and Expenses:
General and Administrative, Net                                7,993             0.43             31,317          0.45
Depreciation, Depletion & Amortization                        49,144             2.64            169,296          2.41
Acretion of asset retirement obligation
(ARO)                                                            369             0.02              1,034          0.02
Lease Operating Costs                                         16,631             0.89             62,475          0.89
Severance & Other Taxes                                       16,241             0.87             65,452          0.93
Interest Expense, Net                                          6,145             0.33             23,582          0.34
                                                           ---------           ------          ---------        ------

Total Costs & Expenses                                        96,524             5.19            353,155          5.03
                                                           ---------           ------          ---------        ------

Income Before Taxes                                           62,112             3.34            262,286          3.73
Provision for Income Taxes                                    26,841             1.44            100,721          1.44
                                                           ---------           ------          ---------        ------
Net Income                                                  $ 35,271           $ 1.90          $ 161,565        $ 2.30
                                                           =========           ======          =========        ======

Additional Information:
Capital Expenditures                                       $ 266,183                           $ 557,492
Capitalized Geological & Geophysical                         $ 6,658                           $  25,130
Capitalized Interest Expense                                 $ 2,652                           $   9,211
Deferred Income Tax                                         $ 22,859                           $  90,028

                    Note: Items may not total due to rounding

                              SWIFT ENERGY COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                                 (In Thousands)

                                                                           Year Ended,

                                                             Dec. 31, 2006            Dec. 31, 2005
                                                             -------------            -------------

Cash Flows From Operating Activities:
  Net Income                                                     $ 161,565                $ 115,778
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities -
  Depreciation, Depletion and Amortization                         169,296                  107,478
  Accretion of Asset Retirement Obilgation (ARO)                     1,034                      761
  Deferred Income Taxes                                             90,028                   61,911
  Stock Based Compensation Expense                                   6,905                    1,451
  Other                                                              3,226                      362
  Change in Assets and Liabilities -
    Increase in accounts Receivable                                (19,179)                  (6,778)
    Increase in Accounts Payable and Accrued Liabiilties            10,906                    5,072
    Increase in Income Taxes Payable                                   884                        -
    Increase/(Decrease) in Accrued Interest                            256                     (701)
                                                             -------------            -------------

Net Cash Provided by Operating Activities                          424,921                  285,333
                                                             -------------            -------------

Cash Flows From Investing activities:
  Additions to Property and Equipment                             (363,222)                (235,548)
  Proceeds from the Sale of Property and Equipment                  24,678                    7,297
  Acquisitions of Properties                                      (194,269)                 (28,927)
  Net Cash received as Operator of Oil & Gas Properties              9,386                   17,797
  Net Cash Received/(Distributed) as Operator of Partnerships
    and Joint Ventures                                                 410                     (948)
  Other                                                               (528)                     255
                                                             -------------            -------------

Net Cash Used in Investing Activities                             (523,546)                (240,074)
                                                             -------------            -------------

Cash Flows From Financing Activities:
  Net Proceeds From (Payments) of Bank Borrowings                   31,400                   (7,500)
  Net Proceeds From Issuance of Common Stock                        12,509                   10,325
  Excess Tax Benefits From Stock-Based Awards                        3,328                        -
  Payments of Debt Issuance Costs                                     (558)                       -
                                                             -------------            -------------

Net Cash Provided by Financing Activities                           46,679                    2,825
                                                             -------------            -------------

Net Increase (Decrease) in Cash and Cash Equivalents               (51,947)                  48,084

Cash and Cash Equivalents at the Beginning of the Period            53,005                    4,920
                                                             -------------            -------------

Cash and Cash Equivalents at the End of the Period                 $ 1,058                 $ 53,005
                                                             =============            =============

                                         Note: Items may not total due to rounding

                              SWIFT ENERGY COMPANY
                             OPERATIONAL INFORMATION
               QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                                   (Unaudited)

                                                      Three Months Ended                Three Months Ended

                                                     Dec.31,    Sept. 30,   Percent      Dec.31,    Percent
                                                       2006        2006     Change        2005      Change
                                                     ------     ---------   -------      -------    --------

Total Company Production:
   Oil & Natural Gas Equivalent (Bcfe)                18.58       18.76         (1%)       14.67         27%
   Natural Gas (Bcf)                                   5.66        5.49          3%         5.34          6%
   Crude Oil (MBbl)                                   1,951       1,992         (2%)       1,353         44%
   NGL (MBbl)                                           203         220         (8%)         202          0%

Domestic Production:
   Oil & Natural Gas Equivalent (Bcfe)                15.61       15.22          3%        11.00         42%
   Natural Gas (Bcf)                                   3.63        3.32          9%         2.67         36%
   Crude Oil (MBbl)                                   1,855       1,825          2%        1,261         47%
   NGL (MBbl)                                           141         159        (11%)         127         11%

New Zealand Production:
   Oil & Natural Gas Equivalent (Bcfe)                 2.98        3.54        (16%)        3.67        (19%)
   Natural Gas (Bcf)                                   2.03        2.17         (6%)        2.67        (24%)
   Crude Oil (MBbl)                                      96         168        (43%)          92          4%
   NGL (MBbl)                                            62          61          1%           75        (17%)

Total Company Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)               $ 7.98      $ 9.24        (14%)      $ 8.34         (4%)
   Natural Gas ($/Mcf)                               $ 5.14      $ 4.87          6%       $ 6.97        (26%)
   Crude Oil ($/Bbl)                                 $57.88      $69.62        (17%)      $58.31        (1%)
   NGL ($Bbl)                                        $30.79      $36.18        (15%)      $30.83        (0%)

Domestic Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)               $ 8.61      $10.10        (15%)      $ 9.77        (12%)
   Natural Gas ($/Mcf)                               $ 6.20      $ 6.07          2%       $10.89        (43%)
   Crude Oil ($/Bbl)                                 $57.82      $69.54        (17%)      $58.36         (1%)
   NGL ($Bbl)                                         32.82       42.37        (23%)       37.99        (14%)

New Zealand Average Prices:
   Combined Oil & Natural Gas ($/Mcfe)               $ 4.65      $ 5.54        (16%)      $ 4.04         15%
   Natural Gas ($/Mcf)                               $ 3.24      $ 3.04          7%       $ 3.05          6%
   Crude Oil ($/Bbl)                                 $59.02      $70.49        (16%)      $57.61          2%
   NGL ($Bbl)                                        $26.17      $20.09          30%      $18.65         40%

                              SWIFT ENERGY COMPANY
                        FIRST QUARTER AND FULL YEAR 2007
                               GUIDANCE ESTIMATES

                                                      Actual                     Guidance                  Guidance
                                                    For Fourth                  For First                  For Full
                                                   Quarter 2006                Quarter 2007               Year 2007

Production Volumes (Bcfe)                                   18.6                 17.0 - 17.8              75.0 - 77.0
   Domestic volumes (Bcfe)                                  15.6                 14.7 - 15.4              65.0 - 68.0
   New Zealand Volumes (Bcfe)                                3.0                 2.00 - 2.40                8.0 - 9.0
Production Mix:
 Domestic
   Natural Gas (Bcf)                                         3.6                4.2 - 4.5                20.0 - 21.7
   Crude Oil (MBbl)                                       1,855               1,630 -1,685               7,000-7,200
   Natural Gas Liquids (MBbl)                                141                120 - 130                 500 - 530
 New Zealand
   Natural Gas (Bcf)                                         2.0                1.4 - 1.65                5.6 - 6.3
   Crude Oil (MBbl)                                          96                 55 - 75                  250 - 275
   Natural Gas Liquids (MBbl)                                 62                 45 - 55                  150 - 175
Product Pricing (Note 1):
Domestic Pricing:
   Natural Gas (per Mcf)
      NYMEX differential (Note 2)                        ($0.35)              ($0.75) - ($1.25)          ($1.00) - ($2.00)
   Crude Oil (per Bbl)
      NYMEX differential (Note 3)                        ($2.34)              ($2.75) - ($3.75)          ($3.00) - ($4.00)
   NGL (per Bbl)
      Percent of NYMEX Crude                                 55%              45% - 55%                  50% - 60%
New Zealand Pricing:
   Natural Gas (per Mcf) (Note 4)                           3.24              $3.00 - $3.25              $2.85 - $3.25
   Crude Oil (per Bbl)
      NYMEX Differential (Note 3 & 5)                    ($1.14)              ($2.50) - $0.00            ($2.50) - $0.00
   NGL (per Bbl)
      Contract Price (Note 6)                             $26.17              $22.00 - $24.00            $19.00 - $22.00
Oil & Gas Production Costs:
   Domestic
      Lease Operating Costs (per Mcfe)                     $0.88              $0.88 - $0.93              $0.88 - $0.93
Severance & Ad Valorem Taxes
         (as % of Revenue dollars)                         11.5%              11.5% - 12.5%              11.5% - 12.5%
   New Zealand
      Lease Operating Costs (per Mcfe)                     $0.93              $1.15 - $1.20              $1.10 - $1.20
      Government Royalty
         (as % of Revenue dollars)                          7.0%              8.0% - 9.0%                7.0% - 9.0%

               16825 Northchase Drive, Suite 400, Houston TX 77060
                               www.swiftenergy.com
                              SWIFT ENERGY COMPANY
                        FIRST QUARTER AND FULL YEAR 2007
                               GUIDANCE ESTIMATES
                (In Thousands Except Per Production Unit Amounts)

                                                                Actual                        Guidance                      Guidance
                                                              For Fourth                      For First                     For Full
                                                             Quarter 2006                   Quarter 2007                    Year 2007
Other Costs:
   G&A per Mcfe                                             $        0.43                   $0.45 - $0.50                 $0.45 - $0.50
   Interest Expense per Mcfe                                $        0.33                   $0.33 - $0.36                 $0.35 - $0.38
   DD&A per Mcfe                                            $        2.64                   $2.70 - $2.75                 $2.75 - $2.85
Supplemental Information:
Capital Expenditures
   Operations                                               $      62,604                $106,000 - $115,000          $321,000 - $370,000
   Acquisition/Dispositions, net                            $     194,269                      $0 - $0                ($5,000) - ($10,000)
Capitalized G&G (Note 7)                                    $       6,658                  $6,500 - $8,000              $24,000 - $28,000
Capitalized Interest                                        $       2,652                  $2,500 - $2,900              $10,000 - $12,000
Total Capital Expenditures                                  $     266,183                $115,000 - $125,000          $350,000 - $400,000

Basic Weighted Average Shares                                      29,577                   29,600 - 29,900               29,900 - 30,100
Diluted Computation:
   Weighted Average Shares                                         30,390                   30,400 - 30,800               30,400 - 30,800

Effective Tax Rate (Note 8)                                          43.2%                    37.0% - 39.0%                 37.0% - 38.0%
Deferred Tax Percentage                                              85.2%                    80.0% - 90.0%                 80.0% - 90.0%

Note    1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift
        Energy website (www.swiftenergy.com).
Note    2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note    3: Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of domestic crude oil sales.
Note 4: Fixed contractual prices with major power generators in New Zealand, subject to currency exchange rate. Note 5: New Zealand crude oil benchmarked to
TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI
        NYMEX.
Note 6: Fixed contractual price with RockGas Limited in New Zealand, subject to currency exchange rate. Note 7: Does not include capitalized acquisition costs, which are incorporated when occurred. Note 8: Effective tax rate guidance does not include any New Zealand currency exchange fluctuations.

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty of finding, replacing, developing or acquiring reserves, availability of labor, services and supplies, hurricanes or tropical storms disrupting operations, and volatility in oil or gas prices. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.
Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.
Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.